UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2013 (December 9, 2013)

Avago Technologies Limited

(Exact name of registrant as specified in its charter)

Singapore	001-34428	98-0682363
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Yishun Avenue 7 Singapore 768923	N/A
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (65) 6755-7888

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Effective December 10, 2013, the board of directors (the “Board”) of Avago Technologies Limited (the “Company” or “Avago”) appointed Peter J. Marks as an independent director of the Company.

Mr. Marks is the Chief Executive Officer of Executive Consultant, which he founded in 2013, where he advises business leaders on leadership. Prior to this, Mr. Marks served in various senior management roles with Robert Bosch GmbH, which he originally joined in 1977 and where he remained until December 2011. Most recently, from 2006 until his departure in December 2011, Mr. Marks served as Chairman, President and Chief Executive Officer of Robert Bosch LLC, where he managed all of its business sectors in the Americas, and as a member of Board of Management of Robert Bosch GmbH, with responsibility for worldwide coordination for manufacturing and capital investment. Prior to that he also served as a senior executive of Robert Bosch GmbH responsible for various divisions; automotive electronics, semiconductors, body electronics/electric drivers and energy systems. Mr. Marks’ qualifications to serve on the Board includes his extensive leadership experience in senior management and executive positions with multinational organization, as well as his familiarity with operational and strategic issues relating to technology focused companies with international operations.

Mr. Marks will participate in the non-employee director compensation arrangements generally applicable to all of the Company’s non-employee directors. Under the terms of those arrangements, as currently in effect, Mr. Marks received an initial equity grant with a notional target fair market value of $500,000, consisting of an option to purchase 23,474 ordinary shares of the Company and 7,825 restricted share units of the Company, on December 10, 2013, his first date of service as a director. In addition, Mr. Marks will be entitled to receive the cash and annual equity compensation payable to other independent, non-employee directors of the Company. The cash and equity compensation currently payable to our non-employee directors is as set forth in the Company’s proxy statement filed with the Securities and Exchange Commission on February 20, 2013, except that effective September 4, 2013 the Board increased the notional target fair value of (i) the initial equity grant awarded to directors upon their appointment to the Board from $450,000 to $500,000, and (ii) the annual equity grant to directors, commencing in their fourth year of service, from $150,000 to $170,000.

(e) On December 9, 2013, the Compensation Committee approved a discretionary cash bonus award, in the amount of $50,000, to Anthony E. Maslowski, Chief Financial Officer, due to his extended service as interim Chief Financial Officer.

On December 10, 2013, the Board approved the Fiscal Year 2014 Avago Performance Bonus Plan for Executive Employees (the “Plan”), which is the Company’s performance-based annual cash incentive bonus plan for its executive management employees for its fiscal year ending November 2, 2014. The terms of the Plan are substantially the same as the Fiscal Year 2013 Avago Performance Bonus Plan for Executive Employees, adopted in respect of the Company’s fiscal year ended November 3, 2013, other than with regard to the performance metrics specified therein. The foregoing description of the Plan does not purport to be complete and is qualified in its entirety by reference to the Plan, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 8.01. Other Events.

On December 11, 2013, Company announced that its Board had declared an interim cash dividend on the Company’s ordinary shares of $0.25 per share, payable on December 31, 2013 to its shareholders of record at the close of business (5:00 p.m.), Eastern Time, on December 20, 2013. A copy of the press release announcing the dividend is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1+	Fiscal Year 2014 Avago Performance Bonus Plan for Executive Employees

99.1	Press release, dated December 11, 2013, entitled “Avago Technologies Announces $0.25 Interim Dividend”

Notes:

+	Indicates a management contract or compensatory plan or arrangement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: December 12, 2013

Avago Technologies Limited

By:	/s/ Anthony E. Maslowski
Name:	Anthony E. Maslowski
Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1+	Fiscal Year 2014 Avago Performance Bonus Plan for Executive Employees

99.1	Press release, dated December 11, 2013, entitled “Avago Technologies Announces $0.25 Interim Dividend”

Notes:

+	Indicates a management contract or compensatory plan or arrangement.